Exhibit 7.23

EXECUTION VERSION

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), is dated as of February 18, 2019 and is entered into by and among MBK Partners Fund IV, L.P. (“MBKP”), The Baring Asia Private Equity Fund VI, L.P.1 (“Baring LP1”), The Baring Asia Private Equity Fund VI, L.P.2 (“Baring LP2”), The Baring Asia Private Equity Fund VI Co-investment, L.P. (“Baring Co-invest” and, together with Baring LP1 and Baring LP2, the “Baring Sponsors”), The Crawford Group, Inc., a Missouri corporation (“Crawford”), L & L Horizon, LLC, a Delaware limited liability company (“Horizon”), BPEA Teamsport Limited (“BPEA Teamsport” and, together with the Baring Sponsors, “Baring”), Dongfeng Asset Management Co. Ltd. (“Dongfeng”), RedStone Capital Management (Cayman) Limited, a Cayman Islands exempted company (“Redstone” and, together with Baring, the “Exiting Parties”), Teamsport Topco Limited, a Cayman Islands exempted company (“Holdco”), Teamsport Midco Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Midco”), Teamsport Parent Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Midco (“Parent”), Teamsport Bidco Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with MBKP, Horizon, Crawford, Dongfeng, Holdco, Midco and Parent, the “Continuing Parties” and, the Continuing Parties and the Exiting Parties, each an “IIA Party” and, collectively, the “IIA Parties), and Fastforward Company Ltd, a Cayman Islands exempted company and an indirect, wholly-owned subsidiary of MBKP (“Fastforward”). The IIA Parties and Fastforward are hereinafter collectively referred to as the “Parties”, and individually, a “Party”. Capitalized terms used but not defined herein shall have the meanings given thereto in the Merger Agreement (as defined below) or the Interim Investors Agreement (as defined below), as applicable.

RECITALS

WHEREAS, Parent, Merger Sub and eHi Car Services Limited, a Cayman Islands exempted company (the “Company”), entered into an Agreement and Plan of Merger, dated as of April 6, 2018 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company becoming the surviving entity and a wholly-owned subsidiary of Parent;

WHEREAS, the IIA Parties entered into an Interim Investors Agreement, dated as of April 6, 2018 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Interim Investors Agreement”), which governs the actions of Holdco, Midco, Parent and Merger Sub and the relationship among the IIA Parties with respect to the transactions contemplated by the Merger Agreement, including the Merger (collectively, the “Transactions”);

WHEREAS, (a) each Baring Sponsor entered into a letter agreement (collectively, the “Baring Equity Commitment Letters”) and (b) Redstone entered into a letter agreement (the “Redstone Equity Commitment Letter” and, together with the Baring Equity Commitment Letters, the “Terminated Equity Commitment Letters”), each dated as of April 6, 2018, in favor of Holdco, pursuant to which each of Redstone and the Baring Sponsors agreed, subject to the terms and conditions set forth therein, to make a direct or indirect equity investment in Holdco immediately prior to the Closing in connection with the Transactions;

WHEREAS, (a) each Baring Sponsor executed a limited guarantee (collectively, the “Baring Limited Guarantees”) and (b) Redstone executed a limited guarantee (the “Redstone Limited Guarantee” and, together with the Baring Limited Guarantees, the “Terminated Limited Guarantees”), each dated as of April 6, 2018, in favor of the Company with respect to certain obligations of Parent under the Merger Agreement;

WHEREAS, each of Crawford, BPEA Teamsport, Horizon, Dongfeng, Holdco, Midco and Parent entered into a Contribution and Support Agreement, dated as of April 6, 2018 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Contribution and Support Agreement”), pursuant to which, among other things, BPEA Teamsport agreed to contribute certain Rollover Shares to Holdco in connection with the consummation of the Transactions;

WHEREAS, each Exiting Party desires to withdraw from its participation in the Transactions, and, pursuant to Section 3.2 of the Interim Investors Agreement and Section 6.5 of the Contribution and Support Agreement, the IIA Parties desire to terminate the Interim Investors Agreement and the Contribution and Support Agreement solely with respect to each applicable Exiting Party, in each case effective as of the date hereof;

WHEREAS, pursuant to Section 1.1 of the Interim Investors Agreement, Section 6 of each Terminated Equity Commitment Letter and Section 15(a) of each Terminated Limited Guarantee, the IIA Parties desire to terminate the Terminated Equity Commitment Letters and Terminated Guarantees, in each case, effective as of the date hereof; and

WHEREAS, BPEA Teamsport owns one (1) share, par value US$0.01 per share, of Holdco, which represents 100% of the issued and outstanding shares of Holdco (the “Holdco Share”) and, in consideration of the transactions contemplated by this Agreement, desires to transfer, assign, sell and convey to Fastforward all right, title and interest in and to the Holdco Share.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.    Termination of Agreements.

(a)    Each of the IIA Parties agrees and confirms that the Interim Investors Agreement (including any amendments, modifications or agreements with respect thereto) is hereby irrevocably terminated solely with respect to each Exiting Party and, solely as it relates to each Exiting Party, is of no further force or effect, including any provision of the Interim Investors Agreement that by its terms would otherwise have survived the termination or expiration of the Interim Investors Agreement as it relates to such Exiting Party. From and after the date hereof, none of the Exiting Parties shall have any further rights, obligations or liabilities under the Interim Investors Agreement (including any amendments, modifications or agreements with respect thereto).

(b)    Each of the IIA Parties agrees and confirms that the Contribution and Support Agreement is hereby irrevocably terminated solely with respect to BPEA Teamsport and, solely as it relates to BPEA Teamsport, is of no further force or effect, including any provision of the Contribution and Support Agreement that by its terms would otherwise have survived the termination or expiration of the Contribution and Support Agreement as it relates to BPEA Teamsport. From and after the date hereof, BPEA Teamsport shall have no further rights, obligations or liabilities under the Contribution and Support Agreement.

2

(c)    Each of the IIA Parties agrees and confirms that each Terminated Equity Commitment Letter and each Terminated Limited Guarantee is hereby irrevocably terminated and is of no further force and effect, including any provision of such Terminated Equity Commitment Letter or Terminated Limited Guarantee that by its terms would otherwise have survived the termination or expiration of such Terminated Equity Commitment Letter or Terminated Limited Guarantee. From and after the date hereof, neither the Baring Sponsors nor Redstone shall have any further obligations or liabilities under their respective Terminated Equity Commitment Letters and Terminated Limited Guarantees.

2.    Allocation of Costs.

(a)    The IIA Parties hereby acknowledge and agree that, notwithstanding anything in the Interim Investors Agreement to the contrary, (i) Baring shall bear, and timely pay, (A) the fees and expenses incurred by the IIA Parties in connection with the Transactions set forth on Schedule I attached hereto and (B) the fees and expenses incurred by Baring in connection with the Transactions, including any fees and expenses in connection with the Transactions that, as of the date hereof, have previously been paid by Baring (the fees and expenses contemplated by clauses (A) and (B), the “Baring Fees”), and (ii) MBKP shall bear, and timely pay, the fees and expenses incurred by the IIA Parties set forth on Schedule II.

(b)    The IIA Parties hereby acknowledge and agree that, except for the Baring Fees, in no event shall Baring bear, or have any obligation to pay, any Shared Transaction Expenses or Shared DD Expenses, any and all of which shall be borne by the other parties to the Interim Investors Agreement.

3.    Releases and Waivers; Director Indemnification; Non-Disparagement.

(a)    Subject to Section 3(b), each Continuing Party, on such Continuing Party’s own behalf and, on behalf of its Affiliates and its and their respective successors, assigns, directors, officers, employees, partners, shareholders, members, and any other Person claiming by, through or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge, each Exiting Party, and each of its Affiliates and its and their respective past and present directors, officers, managers, employees, agents, predecessors, successors, assigns, shareholders, members and partners (the “Released Exiting Parties”), and each Exiting Party, on such Exiting Party’s own behalf and, on behalf of its Affiliates and its and their respective successors, assigns, directors, officers, employees, partners, shareholders, members, and any other Person claiming by, through or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge, each Continuing Party, and each of its Affiliates and its and their respective past and present directors, officers, managers, employees, agents, predecessors, successors, assigns, shareholders, members and partners (the “Released Continuing Parties”), in each case, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly out of or related to events, facts, conditions or circumstances existing or arising on or prior to the date hereof with respect to the Interim Investors Agreement, the Contribution and Support Agreement, the Terminated Equity Commitment Letters, the Terminated Limited Guarantees, the Merger Agreement or the Transactions (all of the foregoing, collectively, the “Released Claims”).

3

(b)    Notwithstanding anything in Section 3(a) to the contrary, the “Released Claims” expressly exclude, and the provisions of Section 3(a) shall in no event release, waive or otherwise diminish, the obligations, liabilities and rights of any Party under this Agreement or under any other Contract entered into on or after the date of this Agreement to which a Released Exiting Party or a Released Continuing Party, as applicable, is a party (whether in connection with the Transactions or otherwise).

(c)    The provisions of the organizational documents of Holdco, Midco, Parent and Merger Sub with respect to indemnification, advancement and exculpation of their respective directors and officers as in effect on the date hereof shall not be amended, repealed or otherwise modified for a period of six (6) years from the date hereof in any manner that would adversely affect the rights thereunder of their respective current or former directors or officers.

(d)    During the period commencing on the date hereof and ending on the date that is one (1) year after the date of this Agreement, (i) each Exiting Party shall not, and shall cause its Affiliates not to, make any public statement that disparages, or would be reasonably likely to harm the reputation of, any Released Continuing Party, and (ii) each Continuing Party shall not, and shall cause its Affiliates not to, make any public statement that disparages, or would be reasonably likely to harm the reputation of, any Released Exiting Party; provided, however, that any statement of fact otherwise prohibited by this Section 3(c) may nevertheless be made without violating this Section 3(c) if such statement is required by applicable Law (including any such statement made in response to any inquiry under oath or in response to any inquiry by a Governmental Authority) as reasonable determined by such person based on the advice of outside counsel and, to the extent practicable, upon reasonable prior notice to the Parties of the nature of the statement and the basis pursuant to which it is required to be made.

4.    Transfer of Holdco Share.

(a)    In consideration of the transactions contemplated by this Agreement, BPEA Teamsport hereby agrees to, on the date hereof, (a) transfer, assign, sell and covey to Fastforward all right, title and interest in and to the Holdco Share, free and clear of all Liens, and (b) (i) deliver to Fastforward an instrument of transfer in the form attached hereto as Exhibit A, duly executed by BPEA Teamsport, evidencing the transfer of the Holdco Share to Fastforward, free and clear of all Liens, (ii) procure the resignation of each director and officer, if any, of each of Holdco, Midco, Parent and Merger Sub and (iii) use reasonable efforts to assist Fastforward in appointing directors designated by Fastforward to replace such resigning directors of Holdco, Midco, Parent and Merger Sub.

5.    Representations and Warranties of the Parties. Except for the representations and warranties in Section 5(e), which are made solely by BPEA Teamsport to Fastforward, each Party hereby represents and warrants to the other Parties that:

(a)    Such Party is duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

(b)    Such Party has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such Party have been duly and validly authorized by all necessary action, and no other action on the part of such Party is necessary to authorize the

4

execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)    The execution, delivery and performance of this Agreement by such Party do not and will not conflict with or contravene any Law or contractual restriction binding on such Party or its assets or properties.

(d)    The execution, delivery and performance of this Agreement by such Party do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder.

(e)    (i) BPEA Teamsport holds of record, owns beneficially and has good and valid title to, and the legal right and power to sell and transfer, the Holdco Share, free and clear of any and all Liens, other than any applicable transfer restrictions arising under applicable securities Laws, (ii) BPEA Teamsport is not a party to any voting trust, proxy or other Contract with respect to the voting of the Holdco Share, (iii) BPEA Teamsport is not a party to any option, warrant, purchase right or other Contract that would require BPEA Teamsport to sell, transfer or otherwise dispose of the Holdco Share (other than to Fastforward pursuant to the terms of this Agreement) and (iv) the Holdco Share represents all of the issued and outstanding equity securities of Holdco.

6.    Confidentiality. This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Parties; provided, however, that each Party may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, limited partners of affiliated funds, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement, the Transactions or this Agreement, and each Party may disclose the existence and content of this Agreement to such Party’s Released Exiting Parties or Released Continuing Parties, as applicable.

7.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Termination Agreement shall be submitted to the Hong Kong International Arbitration Centre (the “HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) as may be amended by this paragraph. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree on the joint nomination of an Arbitrator or the third Arbitrator within the

5

time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing Parties. Any Party who is a party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement on lack of personal jurisdiction or inconvenient forum.

8.    Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by MBKP, Horizon, Crawford, Baring and Redstone, or in the case of a waiver, by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.    Specific Performance. Each Party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that in the event of any breach by a Party of any of its respective covenants or agreements set forth in this Agreement, the non-breaching Parties shall each be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by any Party, in addition to any other remedy at law or equity. Each Party waives (a) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a Party.

10.    Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except that the Released Exiting Parties and the Released Continuing Parties shall be express third-party beneficiaries, and shall be entitled to enforce the provisions, of Section 3.

11.    Counterparts; Entire Agreement. This Agreement may be signed and delivered by facsimile or portable document format via electronic mail and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. This Agreement sets forth the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements, discussions or documents relating thereto.

12.    Successors; Assignment. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned without the mutual prior written consent of the Parties. Any purported assignment in violation of this Section 12 is void.

6

13.    Severability. If any provision of this Termination Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Termination Agreement, and such invalid provision shall be deemed excluded herefrom to the minimum extent necessary to cure such violation.

14.    Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further reasonable acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

15.    Interpretation. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

[Signatures to Follow on the Next Page]

7

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first written above.

MBKP PARTNERS FUND IV, L.P.

By:	MBK Partners GP IV, L.P., its general partner

By:	MBK GP IV, Inc., its general partner

By:	/s/ Michael ByungJu Kim
Name:	Michael ByungJu Kim
Title:	Director

[Signature Page to Termination Agreement]

L & L HORIZON, LLC

By:	/s/ Ray Ruiping Zhang
Name:	Ray Ruiping Zhang
Title:	Member Manager

[Signature Page to Termination Agreement]

THE BARING ASIA PRIVATE EQUITY FUND VI, L.P.1

By:	Baring Private Equity Asia VI, L.P., its general partner

By:	Baring Private Equity Asia GP VI Limited, its general partner

By:	/s/ Tek Yok Hua
Name:	Tek Yok Hua
Title:	Director

[Signature Page to Termination Agreement]

THE BARING ASIA PRIVATE EQUITY FUND VI, L.P.2

By:	Baring Private Equity Asia VI, L.P., its general partner

By:	Baring Private Equity Asia GP VI Limited, its general partner

By:	/s/ Tek Yok Hua
Name:	Tek Yok Hua
Title:	Director

[Signature Page to Termination Agreement]

THE BARING ASIA PRIVATE EQUITY FUND VI CO-INVESTMENT L.P.

By:	Baring Private Equity Asia VI, L.P., its general partner

By:	Baring Private Equity Asia GP VI Limited, its general partner

By:	/s/ Tek Yok Hua
Name:	Tek Yok Hua
Title:	Director

[Signature Page to Termination Agreement]

BPEA TEAMSPORT LIMITED

By:	/s/ Kirti Ram Hariharan
Name:	Kirti Ram Hariharan
Title:	Director

[Signature Page to Termination Agreement]

THE CRAWFORD GROUP, INC.

By:	/s/ Rick A. Short
Name:	Rick A. Short
Title:	Vice President and Treasurer

[Signature Page to Termination Agreement]

REDSTONE CAPITAL MANAGEMENT (CAYMAN) LIMITED

By:	/s/ Haiyong Cheng
Name:	Haiyong Cheng
Title:	Director

[Signature Page to Termination Agreement]

DONGFENG ASSET MANAGEMENT CO. LTD.

By:	/s/ Lu Feng
Name:	Lu Feng
Title:	General Manager

[Signature Page to Termination Agreement]

TEAMSPORT TOPCO LIMITED

By:	/s/ Kenichiro Kagasa
Name:	Kenichiro Kagasa
Title:	Director

TEAMSPORT MIDCO LIMITED

By:	/s/ Kenichiro Kagasa
Name:	Kenichiro Kagasa
Title:	Director

TEAMSPORT PARENT LIMITED

By:	/s/ Kenichiro Kagasa
Name:	Kenichiro Kagasa
Title:	Director

TEAMSPORT BIDCO LIMITED

By:	/s/ Kenichiro Kagasa
Name:	Kenichiro Kagasa
Title:	Director

[Signature Page to Termination Agreement]

FASTFORWARD COMPANY LTD

By:	/s/ Kenichiro Kagasa
Name:	Kenichiro Kagasa
Title:	Director

[Signature Page to Termination Agreement]